Exhibit 4.2

Certain identified information has been excluded from this exhibit because it is (i) not material and (ii) the type that the company treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.

FIRST AMENDING AGREEMENT

THIS FIRST AMENDING AGREEMENT (this “First Amendment”) is made as of October 6, 2023.

AMONG:

ANFIELD ENERGY INC., a corporation organized and existing under the laws of the Province of British Columbia

(the “Borrower”)

AND:

NEUTRON ENERGY, INC., a corporation organized and existing under the laws of the State of Nevada, ANFIELD PRECIOUS METALS INC., a corporation organized and existing under the laws of the State of South Dakota, ANFIELD RESOURCES HOLDING CORP., a corporation organized and existing under the laws of the State of Utah, ARH WYOMING CORP., a corporation organized and existing under the laws of the State of Wyoming and HIGHBURY RESOURCES INC., a corporation organized and existing under the laws of the State of Wyoming

(together with each of the other guarantors from time to time party hereto, collectively, the “Guarantors”)

AND:

EXTRACT ADVISORS LLC, a limited liability company organized and existing under the laws of the State of Delaware, as agent for the Lenders

(together with its successors and assigns, the “Agent”)

AND:

EXTRACT CAPITAL MASTER FUND LTD., a corporation organized and existing under the laws of the Cayman Islands

(together with each of the other lenders from time to time party hereto, and their respective successors and assigns, collectively, the “Lenders”)

WHEREAS:

A.

The Borrower, the Guarantors, the Agent and the Lender entered into a credit agreement dated as of September 26, 2023 (as amended, restated, supplemented and otherwise modified from time to time, the “Credit Agreement”), whereby the Lender agreed to establish a credit facility with a funding amount of C$4,000,000 against a face value and principal amount of C$4,300,000 (the “Loan”); and

B.	The Borrower, the Guarantors, the Agent and the Lender wish to amend the terms of the Credit Agreement as set out herein.

NOW THEREFORE this First Amendment witnesses that for good and valuable consideration, the receipt and sufficiency of which are acknowledged, each of the parties agrees with each of the others as follows:

1.	Definitions. Section 1.1 of the Credit Agreement is hereby amended by adding the new defined term “Effective Annual Rate” in proper alphabetical order, as follows:

“Effective Annual Rate” means the effective annualized rate of interest, determined in accordance with generally accepted actuarial practices and principles on the outstanding principal amount of the Facility over the relevant term, by taking into account only the following constituent payments:

(i)	Interest on the outstanding principal of the Facility as set out in Section 2.5(a);

(ii)	the Arrangement Fee (if paid by the Borrower in cash pursuant to Section 2.8(a)(i)(1));

(iii)	the original issue discount of C$300,000; and

(iv)	any prepayment fee payable pursuant to Section 3.1(b).

2.	Maximum Effective Annual Rate. A new paragraph (e) is hereby added to Section 2.5 of the Credit Agreement, as follows:

“(e)

In no event shall the Effective Annual Rate exceed [***] (the “Maximum Effective Annual Rate”). If any payment described in the definition of “Effective Annual Rate” is or is about to be received by the Agent in an amount that exceeds the Maximum Effective Annual Rate, then such payment shall be reduced or refunded, as applicable, by the Agent, with retroactive effect, to the extent required to eliminate such excess.

3.	Repayment in U.S. Dollars. Section 2.1 of the Credit Agreement is hereby amended by adding the following paragraph immediately following the first paragraph:

“On the Maturity Date, the Borrower shall, in addition to the repayment of all other Facility Indebtedness, repay the face value of the Commitment (C$4,300,000) in U.S. Dollars, which for greater certainty shall be the fixed amount of US$3,203,961.26, applying the same rate of exchange as applicable to the Advance on the Closing Date.”

4.

All other terms of the Credit Agreement remain unamended and in full force and effect. The Borrower hereby reaffirms its obligations under the Credit Agreement, as amended by this First Amendment, and any and all security granted in connection therewith and confirms that its obligations remain in full force and effect under such agreements.

5.

This First Amendment shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract. The parties hereby irrevocably attorn and consent to the non-exclusive jurisdiction of the courts of the Province of British Columbia and irrevocably waive any claim that such forum is not convenient.

6.	All capitalized terms not otherwise defined in this First Amendment shall have the meanings ascribed to them in the Credit Agreement.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF the parties hereto have executed this Agreement under the hands of their proper officers duly authorized in that behalf.

BORROWER :

ANFIELD ENERGY INC., a corporation organized and existing under the laws of the Province of British Columbia

Per:	/s/ “Corey Dias”
Name: Corey Dias
Title: Chief Executive Officer

GUARANTORS:

ANFIELD RESOURCES HOLDING CORP., a corporation organized and existing under the laws of the State of Utah		ARH WYOMING CORP., a corporation organized and existing under the laws of the State of Wyoming

Per:	/s/ “Joshua Bleak”	Per:	/s/ “Joshua Bleak”
	Name: Joshua Bleak		Name: Joshua Bleak
	Title: Director		Title: Director

NEUTRON ENERGY, INC., a corporation organized and existing under the laws of the State of Nevada		HIGHBURY RESOURCES INC., a corporation organized and existing under the laws of the State of Wyoming

Per:	/s/ “Joshua Bleak”	Per:	/s/ “Joshua Bleak”
	Name: Joshua Bleak		Name: Joshua Bleak
	Title: Director		Title: Director

ANFIELD PRECIOUS METALS INC., a corporation organized and existing under the laws of the State of South Dakota

Per:	/s/ “Joshua Bleak”
Name: Joshua Bleak
Title: Director

AGENT:

EXTRACT ADVISORS LLC, as Agent

Per:	/s/ “Ethan Park”
Name: Ethan Park
Title: Authorized Signatory

LENDER:

EXTRACT CAPITAL MASTER FUND LTD.

Per:	/s/ “Ethan Park”
Name: Ethan Park
Title: Authorized Signatory